UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) FOR THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER
SECTION 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                                               Commission File Number: 333-56865
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                               TRUMP MARINA, INC.
                               ------------------
             (Exact name of registrant as specified in its charter)

                          Huron Ave. & Brigantine Blvd.
                         Atlantic City, New Jersey 08401
                                 (609) 449-6515
                                 --------------
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                      10-1/4% Senior Secured Notes due 2003
                      --------------------------------------
            (Title of each class of securities covered by this Form)

                                      None
                                      ----
  (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

       Rule 12g-4(a)(1)(i)       / /     Rule 12h-3(b)(1)(i)      /X/
       Rule 12g-4(a)(1)(ii)      / /     Rule 12h-3(a)(1)(ii)     / /
       Rule 12g-4(a)(2)(i)       / /     Rule 12h-3(a)(2)(i)      / /
       Rule 12g-4(a)(2)(ii)      / /     Rule 12h-3(a)(2)(ii)     / /
                                         Rule 15d-6               / /

Approximate number of holders of record as of the certification or notice record date: -0-.

Pursuant to the requirements of the Securities Exchange Act of 1934, each of the registrants has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


                                           TRUMP MARINA, INC.

Date:  April 24, 2003                      By: /s/ John P. Burke
                                              ----------------------------------
                                           Name:   John P. Burke
                                           Title:  Vice President and Treasurer